Exhibit 10.1

BEACON ROOFING SUPPLY, INC. EXECUTIVE ANNUAL INCENTIVE PLAN

The following is a description of the Beacon Roofing Supply, Inc. Executive Annual Incentive Plan:

The Beacon Roofing Supply, Inc. Executive Annual Incentive Plan (the “Plan”) provides for the payment of annual cash incentives to employees who are considered Executive Officers. The Plan is administered by the Compensation Committee of the Board of Directors, which has full authority to select participants, set incentive targets, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary incentives.

A target incentive amount is set as a percentage of base salary and established annually for each Executive Officer. Actual payout is based on company and individual performance, specifically 60% of the target incentive amount is based on an adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) target (which is Company-wide for Executive Officers with Company-wide responsibilities and divisional for Executive Officers in divisional leadership roles), 20% on a Company-wide operating working capital as a percentage of net sales target (“Operating Working Capital”), and 20% on qualitative performance evaluations of strategic performance goals (“individual goals”). AEBITDA means net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, restructuring costs, COVID-19 impacts and impact of tax reform. AEBITDA is a non-GAAP financial measure that is equivalent to Adjusted EBITDA as reported in the Company’s periodic reports filed with the SEC and earnings releases. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable. The Operating Working Capital calculation is based on thirteen (13) month average Operating Working Capital divided by trailing twelve (12) month net sales, as reported in the Company’s consolidated financial statements. The individual goals are set for each Executive Officer individually at the time the target incentive amount is set. The Chair of the Compensation Committee, in consultation with our Chairman and other members of the Compensation Committee, performs the individual goals evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the individual goals evaluations of the remaining Executive Officers. In each case, the results are then presented to and discussed with the Compensation Committee and their compensation consultant and, in the case of the Chief Executive Officer, presented to and discussed with the Board of Directors. If the AEBITDA target is not met at 100% of target, the participant’s incentive with respect to that target is prorated on a straight-line basis if the Company achieves threshold (which pays out at 50% of target) to 100% of target, with no incentive paid if actual AEBITDA performance is below threshold. If the Operating Working Capital target is not met at 100% of target, the participant’s incentive with respect to that target is prorated on a straight-line basis if the participant achieves a range of 0 bps to 30 bps above target, with a payout of 20% of target at threshold and no incentive paid at more than 30 bps higher than target. In addition, each Executive Officer can receive an additional incentive above the target incentive amount if: (i) actual AEBITDA exceeds 100% of AEBITDA target (in an amount up to 100% of the AEBITDA portion of the target incentive); and/or (ii) actual Operating Working Capital exceeds 100% of Operating Working Capital target (in an amount up to 100% of the Operating Working Capital portion of the target incentive if actual Operating Working Capital performance is at or more than 50 bps below the Operating Working Capital target); and/or (iii) individual goals are exceeded (in an amount up to 100% of the individual goals portion of the target incentive if actual individual goals performance is 200% of target performance). Payouts between target achievement and maximum achievement are also adjusted on the basis of straight-line interpolation.